Crown Equity Holdings Inc. Announces Execution of Memorandum of Understanding

Las Vegas, Nevada, March 18, 2008 (OTC BB CRWE) -- Crown Equity Holdings Inc. announced that its wholly-owned subsidiary, Crown Trading Systems, Inc., has entered into a Memorandum of Understanding with an Australian company, I3 Visions, for I3 Visions to be the exclusive distributor and retailer of CTS' products in the Asian Pacific market region as well as in South Africa, the United Arab Emirates, India and Israel. The countries which comprise the Asian territory include Australia, New Zealand, Vietnam, China, Singapore, Taiwan, Japan, South Korea, Malaysia, the Philippines, Thailand, Indonesia, Brunei and the Pacific Island countries. The companies intend to enter into definitive agreements for each geographical region which will outline the terms and conditions as well as pricing for CTS products.

CTS designs and sells multi-monitor computer systems, primarily for financial traders, as well as being a computer system, component and parts reseller and distributor.

For further details, please visit the Company's website at www.crowntradingsystems.com.
For further information, please contact sales@crowntradingsystems.com.

Source:

Crown Equity Holdings Inc.
9680 W. Tropicana Ave. Ste. 117
Las Vegas NV 89147
702-448-1543
877-854-6797
702-943-0817 Fax
www.crownequityholdings.com
www.crowntradingsystems.com
www.ctsproducts.com

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of the effectiveness of management's strategies and decisions, general economic and business conditions, new or modified statutory or regulatory requirements and changing price and market conditions. No assurance can be given that these are all the factors that could cause actual results to vary materially from the forward-looking statements.